Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:

(1)	Registration Statement (Form S-8 No. 333-161079) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2002 Stock Incentive Plan and the Stereotaxis, Inc. 2009 Employee Stock Purchase Plan

(2)	Registration Statement (Form S-8 No. 333-186124) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2012 Stock Incentive Plan

of our report dated April 1, 2013, with respect to the financial statements and schedule of Stereotaxis, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

St. Louis, Missouri

April 1, 2013